Exhibit 99

For Immediate Release

August 1, 2025

PCS Edventures! Provides Share Buyback Update

Meridian, Idaho, August 1, 2025 — PCS Edventures!, Inc. (“PCSV”), a leading provider of TK-12 Science, Technology, Engineering and Mathematics (“STEM”) education programs, today announced that it has repurchased 3,736,170 of its outstanding shares on the open market in the period from July 07, 2025, up to and including July 28, 2025.

The shares were repurchased at an average price of $0.0991 for a total consideration of $370,430.26. These repurchases were made as part of the 10 million share buyback program announced on April 10, 2025.

The total number of shares repurchased under this program to date is 4,132,979 shares, for a total consideration of $425,234.71, which includes one private transaction for 284,959 shares at $0.14 and one private transaction for 11,850 shares at $0.11. PCS Edventures!, Inc. intends to obtain the public shares in certificate form and have its transfer agent cancel the shares.

Date	Purchased Shares	Average Price	Repurchased Value
5/20/25	284,959	$0.14	$39,894.00
5/21/25	100,000	$0.136	$13,606.95
7/7/25	1,000,000	$0.12	$120,006.95
7/14/25	11,850	$0.11	$1,303.50
7/16/25	200,000	$0.11	$22,006.95
07/21/25	19,000	$0.0945	$1,802.45
07/22/25	23,000	$0.099	$2,283.95
07/23/25	24,000	$0.094	$2,262.95
07/24/25	26,000	$0.090	$2,346.95
07/25/25	26,000	$0.089	$2,320.95
07/28/25	2,418,170	$0.0899	$217,399.11

For more information about PCS Edventures!, Inc., visit our website.

Company financial information and reports can be found at https://www.sec.gov

About PCS Edventures!, Inc.

PCS Edventures!, Inc. (“OTCPK: PCSV”) is a Meridian, Idaho company that designs and delivers technology-rich products and services for the TK-12 market that develop 21st-century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, and Math (“STEM”). https://edventures.com/.

Forward-Looking Statements.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this Press Release. This Press Release should be considered in light of the disclosures contained in the filings of PCS and its “forward-looking statements” in such filings that are contained in the United States Securities and Exchange Commission (the “SEC”) Edgar Archives at https://www.sec.gov.

Contact.

Investor Contact: Michael Bledsoe 1.800.429.3110, mikeb@edventures.com

Investor Relations Web Site: https://investors.edventures.com/

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